Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167603

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated January 31, 2011

PROSPECTUS SUPPLEMENT

(To prospectus dated January 31, 2011)

15,377,600 Shares

Quest Diagnostics Incorporated

Common Stock

SB Holdings Capital Inc. (the “selling stockholder”), a wholly-owned subsidiary of GlaxoSmithKline plc, is offering 15,377,600 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “DGX.” On January 31, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $56.95 per share.

We have agreed to repurchase directly from the selling stockholder, concurrently with the closing of this offering, 15,377,551 shares of our common stock at a price of $   per share. The closing of the repurchase will be contingent on the closing of this offering.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in and incorporated by reference in this prospectus supplement, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, each of which is incorporated by reference into this prospectus supplement, and in the “Risk Factors” section beginning on page 6 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholder	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about  , 2011.

Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is  , 2011.

Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or included in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) in connection with this offering. We do not, and the selling stockholder and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. Neither we, the selling stockholder nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, cash flows, results of operations and prospects may have changed since these dates.

References to “we,” “us,” “our,” “Quest Diagnostics” and “our company” are to Quest Diagnostics Incorporated and its consolidated subsidiaries unless otherwise specified or the context otherwise requires. The term “selling stockholder” refers to SB Holdings Capital Inc.

S-i

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement and may not contain all of the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference.

Our Company

We are the world’s leading provider of diagnostic testing, information and services, providing insights that enable patients, physicians and others to make better healthcare decisions. We offer U.S. patients and physicians the broadest access to diagnostic testing services through our nationwide network of laboratories and company-owned patient service centers. We provide interpretive consultation through the largest medical and scientific staff in the industry, with approximately 900 M.D.s and Ph.D.s, primarily located in the United States. We are the leading provider of clinical testing, including gene-based and other esoteric testing, anatomic pathology services and testing for drugs-of-abuse, and the leading provider of risk assessment services for the life insurance industry. We are also a leading provider of testing for clinical trials. Our diagnostics products business manufactures and markets FDA cleared or approved diagnostic test kits and specialized point-of-care testing. We empower healthcare organizations and clinicians with robust information technology solutions.

We are a Delaware corporation. We are the successor to MetPath Inc., a New York corporation that was organized in 1967.

Our principal executive offices are located at Three Giralda Farms, Madison, New Jersey 07940, telephone number: (973) 520-2700.

The Stock Repurchase

We have agreed to repurchase directly from the selling stockholder, concurrently with the closing of this offering, 15,377,551 shares of our common stock at a price of $  per share using a combination of cash on hand and borrowing through available credit facilities. The closing of the repurchase will be contingent on the closing of this offering.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by the selling stockholder	15,377,600 shares

Common stock to be outstanding immediately after this offering and the stock repurchase	155,446,999 shares

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder, but will pay all expenses of this offering, other than underwriting fees, discounts and commissions, which will be borne by the selling stockholder.

Risk factors

See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, each of which is incorporated by reference into this prospectus supplement, and “Risk Factors” beginning on page 6 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	DGX

The number of shares of common stock outstanding after this offering is based on 170,824,550 shares outstanding as of January 26, 2011 and assumes no exercise of outstanding stock options after that date. Unless we indicate otherwise, all information in this prospectus supplement excludes shares issuable upon the exercise of stock options granted to our employees and directors and shares available for future option grants.

RISK FACTORS

In evaluating an investment in our common stock, you should carefully consider the risks set forth under the caption “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, each of which is incorporated by reference herein.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR”
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Some statements and disclosures in this prospectus supplement, or the accompanying prospectus and the documents incorporated herein or therein by reference, are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of risks and uncertainties that could significantly cause our plans and expectations, including actual results, to differ materially from the forward-looking statements. The Private Securities Litigation Reform Act of 1995, or the Litigation Reform Act, provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation.

We would like to take advantage of the “safe harbor” provisions of the Litigation Reform Act in connection with the forward-looking statements included, or incorporated by reference, in this document. Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented, or incorporated by reference, in this document. The following important factors could cause our actual financial results to differ materially from those projected, forecasted or estimated by us in forward-looking statements:

(a)	Heightened competition from commercial clinical testing companies, and from hospitals with respect to testing for non-patients and from physicians.

(b)	Increased pricing pressure from customers and payers.

(c)	A continued weakness in economic conditions.

(d)	Impact of changes in payer mix, including any shift from fee-for-service to discounted or capitated fee arrangements.

(e)

Adverse actions by government or other third-party payers, including healthcare reform that focuses on reducing healthcare costs but does not recognize the value and importance to healthcare of diagnostic testing, unilateral reduction of fee schedules payable to us, competitive bidding, and an increase in the practice of negotiating for exclusive arrangements that involve aggressively priced capitated or fee-for-service payments by health insurers or other payers.

(f)

The impact upon our testing volume and collected revenue or general or administrative expenses resulting from our compliance with Medicare and Medicaid administrative policies and requirements of third party payers. These include:

(1)

the requirements of Medicare carriers to provide diagnosis codes for many commonly ordered tests (and the transition to a new coding set) and the possibility that third party payers will increasingly adopt similar requirements;

(2)	continued inconsistent practices among the different local carriers administering Medicare;

(3)	inability to obtain from patients a valid advance beneficiary notice form for tests that cannot be billed without prior receipt of the form;

(4)	increased challenges in operating as a non-contracted provider with respect to health plans;

(5)	the impact of additional or expanded limited coverage policies and limits on the allowable number of test units;

(6)	the impact of increased prior authorization programs for clinical testing; and

(7)	new rules requiring laboratory requisitions, other than electronic requisitions, to be signed by the ordering physician.

(g)

Adverse results from pending or future government investigations, lawsuits or private actions. These include, in particular, monetary damages, loss or suspension of licenses, and/or suspension or exclusion from the Medicare and Medicaid programs and/or criminal penalties.

(h)	Failure to efficiently integrate acquired businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel.

(i)

Denial, suspension or revocation of CLIA (Clinical Laboratory Improvement Amendments of 1988) certification or other licenses for any of our clinical laboratories under the CLIA standards, revocation or suspension of the right to bill the Medicare and Medicaid programs or other adverse regulatory actions by federal, state and local agencies.

(j)

Changes in federal, state or local laws or regulations, including changes that result in new or increased federal or state regulation of commercial clinical laboratories or tests developed by commercial clinical laboratories, including regulation of laboratory services by the U.S. Food and Drug Administration (the “FDA”).

(k)	Inability to achieve expected benefits from our acquisitions of other businesses.

(l)	Inability to achieve additional benefits from our Six Sigma and efficiency initiatives.

(m)	Adverse publicity and news coverage about the clinical testing industry or us.

(n)

Computer or other IT system failures that affect our ability to perform tests, report test results or properly bill customers, including potential failures resulting from the standardization of our IT systems and other system conversions, telecommunications failures, malicious human acts (such as electronic break-ins or computer viruses) or natural disasters.

(o)

Development of technologies that substantially alter the practice of clinical test medicine, including technology changes that lead to the development of more cost-effective tests such as (1) point-of-care tests that can be performed by physicians in their offices, (2) esoteric tests that can be performed by hospitals in their own laboratories or (3) home testing that can be carried out without requiring the services of clinical laboratories.

(p)

Negative developments regarding intellectual property and other property rights that could prevent, limit or interfere with our ability to develop, perform or sell our tests or operate our business. These include:

(1)	Issuance of patents or other property rights to our competitors or others; and

(2)	Inability to obtain or maintain adequate patent or other proprietary rights for our products and services or to successfully enforce our proprietary rights.

(q)

Development of tests by our competitors or others which we may not be able to license, or usage of our technology or similar technologies or our trade secrets by competitors, any of which could negatively affect our competitive position.

(r)	Regulatory delay or inability to commercialize newly developed or licensed products, tests or technologies or to obtain appropriate reimbursements for such tests.

(s)

Impact of any national healthcare information network or the adoption of standards for health information technology interoperability that are incompatible with existing software and hardware infrastructure requiring widespread replacement of systems and/or software.

(t)	Inability to promptly or properly bill for our services or to obtain appropriate payments for services that we do bill.

(u)

Changes in interest rates and changes in our credit ratings from Standard & Poor’s Rating Services, Moody’s Investor Services or Fitch Ratings causing an unfavorable impact on our cost of and access to capital.

(v)	Inability to hire and retain qualified personnel or the loss of the services of one or more of our key senior management personnel.

(w)

Terrorist and other criminal activities, hurricanes, earthquakes or other natural disasters, and health pandemics, which could affect our customers, transportation or systems, or our facilities, and for which insurance may not adequately reimburse us.

(x)	Difficulties and uncertainties in the discovery, development, regulatory environment and/or marketing of new products or new uses of existing products.

(y)

Failure to comply with the requirements of our Corporate Integrity Agreement that could subject us to suspension or termination from participation in federal healthcare programs and substantial monetary penalties.

(z)	Failure to adapt to changes in the healthcare system and healthcare delivery stemming from 2010 federal healthcare reform legislation.

(aa)	Failure to adapt to revised FDA regulation of laboratory-developed tests and clinical laboratories.

(bb)	Changes in regulations, or our failure to comply with regulations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder, but pursuant to a stockholders agreement will pay all expenses of this offering, other than underwriting fees, discounts and commissions, which will be borne by the selling stockholder.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and total capitalization at September 30, 2010 on an actual basis.

The following table should be read together with our consolidated financial statements and related notes and management’s discussion and analysis of financial condition and results of operations included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, each of which is incorporated by reference into this prospectus supplement.

September 30, 2010(1)
(in thousands)
Cash and cash equivalents	$369,261

Debt (including current maturities):
Senior notes due 2010	$165,529
Senior notes due 2011	159,218
Term loan due 2012	742,000
Senior notes due 2015	499,187
Senior notes due 2017	374,460
Senior notes due 2020	523,790
Senior notes due 2037	420,801
Senior notes due 2040	243,364
Other	39,114

Total debt	3,167,463
Stockholders’ equity:
Quest Diagnostics stockholders’ equity	3,857,365
Noncontrolling interests	23,340

Total stockholders’ equity	3,880,705

Total capitalization	$7,048,168

(1)

We have agreed to repurchase directly from the selling stockholder, concurrently with the closing of this offering, 15,377,551 shares of our common stock using a combination of cash on hand and borrowing through available credit facilities. The closing of the repurchase will be contingent on the closing of this offering. Assuming a price per share equal to the closing price of our common stock on January 28, 2011 of $57.36, we anticipate funding the repurchase totaling approximately $882 million with approximately $300 million of cash on hand, with the remainder funded through available credit facilities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “DGX.” The following table sets forth the high and low closing sales prices of our common stock as quoted by the New York Stock Exchange for the periods indicated:

	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	$52.86	$43.46
Second Quarter	$56.43	$47.36
Third Quarter	$56.73	$51.00
Fourth Quarter	$62.07	$51.69

	High	Low
Fiscal Year Ended December 31, 2010
First Quarter	$61.61	$55.00
Second Quarter	$59.86	$49.77
Third Quarter	$50.70	$43.50
Fourth Quarter	$54.58	$47.79

	High	Low
Fiscal Year Ending December 31, 2011
First Quarter (through January 31, 2011)	$57.98	$53.13

As of January 31, 2011, the closing sale price of our common stock was $56.95 per share. As of January 26, 2011, there were approximately 4,300 stockholders of record of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “DGX.”

DIVIDENDS

During each of the quarters of 2010 and 2009, our Board of Directors declared a quarterly cash dividend of $0.10 per common share. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors as our Board of Directors deems relevant.

SELLING STOCKHOLDER

The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholder, sets forth the name of the selling stockholder, the number of shares owned by the selling stockholder as of January 31, 2011 and the shares to be offered by the selling stockholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common shares by the selling stockholder as adjusted to reflect the assumed sale of the shares offered under this prospectus supplement.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2011 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The percentages of beneficial ownership are based on 170,824,550 shares of common stock outstanding on January 26, 2011.

Name of Selling Stockholder	Beneficial Ownership Prior to Offering		Number of Shares Offered in This Offering	Beneficial Ownership After Offering(1)
	Number of Shares of Common Stock	Percentage		Number of Shares of Common Stock	Percentage
SB Holdings Capital Inc.(2)	30,755,151	18.0%	15,377,600	—	—

(1)	Assumes the consummation of our repurchase of 15,377,551 shares of common stock from the selling stockholder concurrently with the closing of this offering.

(2)

The business address of SB Holdings Capital Inc. is 1105 North Market Street, Suite 662, Wilmington, Delaware 19801. SB Holdings Capital Inc. is a wholly-owned subsidiary of GlaxoSmithKline plc. The ownership information is based on the information contained on a Schedule 13D amendment filed by GlaxoSmithKline plc with the SEC on March 20, 2009. The Schedule 13D also discloses that GlaxoSmithKline plc has shared voting and dispositive power with respect to all of the shares owned by it.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to “Non-U.S. Holders” that will hold shares of our common stock as capital assets (i.e., generally, for investment). A “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity taxable as a corporation) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership (including any entity or arrangement treated as a partnership);

•	an estate the income of which is includible in gross income regardless of source; or

•

a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences relating to the ownership and disposition of our common stock.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences or U.S. federal tax consequences other than income and estate tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, beneficial owners of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date hereof, and all of which are subject to change and different interpretations, possibly on a retroactive basis.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock, including under any applicable tax treaty.

U.S. Trade or Business Income

For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our common stock, will be considered to be “U.S. trade or business income” if such dividend income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, a Non-U.S. Holder’s U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder’s U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain from the sale of our common stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund with the IRS. A Non-U.S. Holder should consult its own independent tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized on a sale, exchange or other disposition of our common stock unless:

1.	the gain is U.S. trade or business income, as described above;

2.	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

3.

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of such disposition and the Non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and associated personal property. We do not believe that we currently are a USRPHC and we do not anticipate becoming a USRPHC, although no assurances can be made that the IRS will not take a contrary position or that our circumstances will not change in the future. If we are found to be a USRPHC, a Non-U.S. Holder nevertheless will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as our common stock is “regularly traded on an established securities market” as defined under applicable U.S. Treasury regulations and such Non-U.S. Holder owns, actually and constructively, 5% or less of our common stock during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder’s holding period for our common stock. Prospective investors should be aware that no assurance can be given that our common stock will be so regularly traded when a Non-U.S. Holder sells its shares of our common stock.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax (and the amount of tax withheld), or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the U.S. Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Non-U.S. Holders should consult their own independent tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis.

Recent Legislation Imposing Additional Disclosure Requirements on Foreign Entities

Non-U.S. Holders should be aware of recent legislation that, beginning on January 1, 2013, would impose a 30% withholding tax on dividends in respect of our common stock and gross proceeds from the sale or other disposition of shares of our common stock made to a non-U.S. entity that fails to disclose the identity of its direct or indirect “substantial United States owners” or to certify that it has no such owners and satisfy certain other specified requirements. Various exceptions are provided under the legislation and additional exceptions may be provided by subsequent guidance. Non-U.S. Holders should consult their own tax advisors regarding the potential application and impact of these new requirements based upon their particular circumstances.

UNDERWRITING

The selling stockholder is offering the shares of common stock described in this prospectus supplement. We and the selling stockholder have entered into an underwriting agreement with Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the selling stockholder the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Total	15,377,600

The underwriters have agreed to purchase the shares of common stock from the selling stockholder at $   per share. The underwriters are committed to take and pay for all of the shares being offered, if any are taken. The underwriting agreement provides that the obligations of the underwriters to take and pay for the shares are subject to a number of conditions, including, among others, the accuracy of the Company’s and the selling stockholder’s representations and warranties in the underwriting agreement, receipt of specified letters from counsel and the Company’s independent registered public accounting firm, and receipt of specified officers’ certificates.

We have been advised that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $   and will be paid by the Company.

The following table shows the underwriting discount that the selling stockholder is to pay to the underwriters in connection with this offering.

Underwriting Discount
Per Share	$
Total	$

We and the selling stockholder have agreed that, subject to certain exceptions, during a period of 30 days from the date of this prospectus supplement, we will not and the selling stockholder will not, without the prior written consent of the underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We have agreed to use our reasonable best efforts to cause each of our executive officers and directors to enter into lock-up agreements on similar terms, except that such agreements will terminate upon the closing of this offering. There will be no restrictions on the sale of shares into the market by us after 30 days from the date of this prospectus supplement and by our executive officers and directors after the closing of this offering, and therefore our stock price could drop significantly if we, our executive officers or directors sell any shares of our common stock or are perceived by the market as intending to sell such shares.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol “DGX.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriters may close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that any underwriter creates a short position, it will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities, as well as other purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for our company, for which they received or will receive customary fees and expenses. Furthermore, the underwriters and their affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities or instruments.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the selling stockholder to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us or the selling stockholder; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement (and the accompanying prospectus) being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters in connection with the shares offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the shares offered hereby will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Quest Diagnostics (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10- K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

We incorporate by reference the documents listed below (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, or the Exchange Act):

1.

Our current reports on Form 8-K, filed January 25, 2010 (only as to the items that are filed and not furnished), January 29, 2010, May 7, 2010, October 8, 2010, October 20, 2010 (only as to the items that are filed and not furnished), January 25, 2011 (only as to the items that are filed and not furnished) and January 31, 2011;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

3.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

4.

The description of our common stock contained in our registration statement on Form 10, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on September 23, 1996, as amended by Amendment No. 1 on Form 10/A, filed on November 6, 1996, Amendment No. 2 on Form 10/A, filed on November 19, 1996, Amendment No. 3 on Form 10/A filed on November 25, 1996 and Amendment No. 4 on Form 10/A filed on November 26, 1996.

The above list of documents that we are incorporating by reference into this document amends and supersedes the list of documents included in the “Where You Can Find More Information” section of the accompanying prospectus in its entirety.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.questdiagnostics.com. The contents of the website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. You also may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey 07940
Attention: Investor Relations
(973) 520-2700

We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby.

PROSPECTUS

30,755,151 Shares

QUEST DIAGNOSTICS INCORPORATED

Common Stock

SB Holdings Capital Inc. (the “selling stockholder”), a wholly owned subsidiary of GlaxoSmithKline plc, may offer and sell, from time to time, in one or more offerings, up to 30,755,151 shares of our common stock owned by it. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

When the selling stockholder offers shares of our common stock, we will provide the specific terms of such offerings in supplements to this prospectus. The shares of our common stock may be offered for sale in a number of different ways and at market prices prevailing at the time of sale or at privately negotiated prices. More information about how the shares of our common stock may be sold is included in the section entitled “Plan of Distribution” contained in this prospectus.

This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, the accompanying prospectus supplements and any free writing prospectuses, which will describe the specific terms of the securities offered, before you make your investment decision.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “DGX.” On January 28, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $57.36 per share.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission and in the “Risk Factors” section beginning on page 6 of this prospectus, or in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2011

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. Neither we nor the selling stockholder has authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus or any prospectus supplement or included in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”), in connection with any offering of our common stock by the selling stockholder. We do not, and the selling stockholder does not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. The selling stockholder is not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. This prospectus provides you with a general description of the securities the selling stockholder may offer. Each time the selling stockholder sells securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under “Where You Can Find More Information.” You should read the entire prospectus and the applicable prospectus supplement, including the information incorporated by reference, before making an investment decision. As used in this prospectus, the terms “Quest Diagnostics,” “we,” “us” and “our” refer to Quest Diagnostics Incorporated and its consolidated subsidiaries, unless the context clearly indicates otherwise. The term “selling stockholder” refers to SB Holdings Capital Inc.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual document for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

ii

QUEST DIAGNOSTICS INCORPORATED

The Company

We are the world’s leading provider of diagnostic testing, information and services, providing insights that enable patients, physicians and others to make better healthcare decisions. We offer U.S. patients and physicians the broadest access to diagnostic testing services through our nationwide network of laboratories and company-owned patient service centers. We provide interpretive consultation through the largest medical and scientific staff in the industry, with approximately 900 M.D.s and Ph.D.s, primarily located in the United States. We are the leading provider of clinical testing, including gene- based and other esoteric testing, anatomic pathology services and testing for drugs-of-abuse, and the leading provider of risk assessment services for the life insurance industry. We are also a leading provider of testing for clinical trials. Our diagnostics products business manufactures and markets FDA cleared or approved diagnostic test kits and specialized point-of-care testing. We empower healthcare organizations and clinicians with robust information technology solutions.

We are a Delaware corporation. We are the successor to MetPath Inc., a New York corporation that was organized in 1967.

Our principal executive offices are located at Three Giralda Farms, Madison, New Jersey 07940, telephone number: (973) 520-2700.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

We incorporate by reference the documents listed below:

1.

Our current reports on Form 8-K, filed January 25, 2010 (only as to the items that are filed and not furnished), January 29, 2010, May 7, 2010, October 8, 2010, October 20, 2010 (only as to the items that are filed and not furnished), January 25, 2011 (only as to the items that are filed and not furnished) and January 31, 2011;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

3.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

4.

The description of our common stock contained in our registration statement on Form 10, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on September 23, 1996, as amended by Amendment No. 1 on Form 10/A, filed on November 6, 1996, Amendment No. 2 on Form 10/A, filed on November 19, 1996, Amendment No. 3 on Form 10/A filed on November 25, 1996 and Amendment No. 4 on Form 10/A filed on November 26, 1996.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.questdiagnostics.com. The contents of the website are not incorporated by reference into this prospectus. You also may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey 07940
Attention: Investor Relations
(973) 520-2700

We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the termination of the offering made hereby.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR”
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Some statements and disclosures in this prospectus, or any accompanying prospectus supplement and the documents incorporated herein or therein by reference, are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of risks and uncertainties that could cause our plans and expectations, including actual results, to differ materially from the forward-looking statements. The Private Securities Litigation Reform Act of 1995, or the Litigation Reform Act, provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation.

We would like to take advantage of the “safe harbor” provisions of the Litigation Reform Act in connection with the forward-looking statements included or incorporated by reference in this document. Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented or incorporated by reference in this document. The following important factors could cause our actual financial results to differ materially from those projected, forecasted or estimated by us in forward-looking statements:

(a)	Heightened competition from commercial clinical testing companies, and from hospitals with respect to testing for non-patients and from physicians.

(b)	Increased pricing pressure from customers and payers.

(c)	A continued weakness in economic conditions.

(d)	Impact of changes in payer mix, including any shift from fee-for-service to discounted or capitated fee arrangements.

(e)

Adverse actions by government or other third-party payers, including healthcare reform that focuses on reducing healthcare costs but does not recognize the value and importance to healthcare of diagnostic testing, unilateral reduction of fee schedules payable to us, competitive bidding, and an increase in the practice of negotiating for exclusive arrangements that involve aggressively priced capitated or fee-for-service payments by health insurers or other payers.

(f)

The impact upon our testing volume and collected revenue or general or administrative expenses resulting from our compliance with Medicare and Medicaid administrative policies and requirements of third party payers. These include:

(1)

the requirements of Medicare carriers to provide diagnosis codes for many commonly ordered tests (and the transition to a new coding set) and the possibility that third party payers will increasingly adopt similar requirements;

(2)	continued inconsistent practices among the different local carriers administering Medicare;

(3)	inability to obtain from patients a valid advance beneficiary notice form for tests that cannot be billed without prior receipt of the form;

(4)	increased challenges in operating as a non-contracted provider with respect to health plans;

(5)	the impact of additional or expanded limited coverage policies and limits on the allowable number of test units;

(6)	the impact of increased prior authorization programs for clinical testing; and

(7)	new rules requiring laboratory requisitions, other than electronic requisitions, to be signed by the ordering physician.

(g)	Adverse results from pending or future government investigations, lawsuits or private actions. These include, in particular, monetary damages, loss or suspension of licenses, and/

or suspension or exclusion from the Medicare and Medicaid programs and/or criminal penalties.

(h)	Failure to efficiently integrate acquired businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel.

(i)

Denial, suspension or revocation of CLIA (Clinical Laboratory Improvement Amendments of 1988) certification or other licenses for any of our clinical laboratories under the CLIA standards, revocation or suspension of the right to bill the Medicare and Medicaid programs or other adverse regulatory actions by federal, state and local agencies.

(j)

Changes in federal, state or local laws or regulations, including changes that result in new or increased federal or state regulation of commercial clinical laboratories or tests developed by commercial clinical laboratories, including regulation of laboratory services by the U.S. Food and Drug Administration (the “FDA”).

(k)	Inability to achieve expected benefits from our acquisitions of other businesses.

(l)	Inability to achieve additional benefits from our Six Sigma and efficiency initiatives.

(m)	Adverse publicity and news coverage about the clinical testing industry or us.

(n)

Computer or other IT system failures that affect our ability to perform tests, report test results or properly bill customers, including potential failures resulting from the standardization of our IT systems and other system conversions, telecommunications failures, malicious human acts (such as electronic break-ins or computer viruses) or natural disasters.

(o)

Development of technologies that substantially alter the practice of clinical test medicine, including technology changes that lead to the development of more cost-effective tests such as (1) point-of-care tests that can be performed by physicians in their offices, (2) esoteric tests that can be performed by hospitals in their own laboratories or (3) home testing that can be carried out without requiring the services of clinical laboratories.

(p)

Negative developments regarding intellectual property and other property rights that could prevent, limit or interfere with our ability to develop, perform or sell our tests or operate our business. These include:

(1)	Issuance of patents or other property rights to our competitors or others; and

(2)	Inability to obtain or maintain adequate patent or other proprietary rights for our products and services or to successfully enforce our proprietary rights.

(q)

Development of tests by our competitors or others which we may not be able to license, or usage of our technology or similar technologies or our trade secrets by competitors, any of which could negatively affect our competitive position.

(r)	Regulatory delay or inability to commercialize newly developed or licensed products, tests or technologies or to obtain appropriate reimbursements for such tests.

(s)

Impact of any national healthcare information network or the adoption of standards for health information technology interoperability that are incompatible with existing software and hardware infrastructure requiring widespread replacement of systems and/or software.

(t)	Inability to promptly or properly bill for our services or to obtain appropriate payments for services that we do bill.

(u)

Changes in interest rates and changes in our credit ratings from Standard & Poor’s Rating Services, Moody’s Investor Services or Fitch Ratings causing an unfavorable impact on our cost of and access to capital.

(v)	Inability to hire and retain qualified personnel or the loss of the services of one or more of our key senior management personnel.

(w)

Terrorist and other criminal activities, hurricanes, earthquakes or other natural disasters, and health pandemics, which could affect our customers, transportation or systems, or our facilities, and for which insurance may not adequately reimburse us.

(x)	Difficulties and uncertainties in the discovery, development, regulatory environment and/or marketing of new products or new uses of existing products.

(y)

Failure to comply with the requirements of our Corporate Integrity Agreement that could subject us to suspension or termination from participation in federal healthcare programs and substantial monetary penalties.

(z)	Failure to adapt to changes in the healthcare system and healthcare delivery stemming from 2010 federal healthcare reform legislation.

(aa)	Failure to adapt to revised FDA regulation of laboratory-developed tests and clinical laboratories.

(bb)	Changes in regulations, or our failure to comply with regulations.

RISK FACTORS

You should carefully consider the risks described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, each of which is incorporated by reference into this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below and in the documents incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business and operations.

Risks Related to our Common Stock

Certain provisions of our charter, by-laws and Delaware law may delay or prevent a change of control of our company.

Our corporate documents and Delaware law contain provisions that may enable our management to resist a proposal regarding a change of control of our company. These provisions include a staggered or classified board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These anti-takeover defenses might discourage, delay or prevent a change of control. These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common stockholders.

Our amended and restated certificate of incorporation permits us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our stockholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common stockholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholder, other than underwriting fees, discounts and commissions, which will be borne by the selling stockholder.

SECURITIES WE MAY ISSUE

Overview

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the selling stockholder may sell our common stock in one or more offerings.

Prospectus Supplement or Pricing Supplement

This prospectus provides you with a general description of our common stock. Each time the selling stockholder sells shares of our common stock, we will provide a prospectus supplement or pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement or pricing supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement or pricing supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement or pricing supplement to be provided with this prospectus will describe the terms of any shares of our common stock that the selling stockholder offers and any initial offering price to the public in that offering, the purchase price and net proceeds that the selling stockholder will receive and the other specific terms related to the selling stockholder’s offering of the common stock. For more details on the terms of the common stock, you should read the exhibits filed with or incorporated by reference in our registration statement, of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our capital stock included in our restated certificate of incorporation, as amended, and our amended and restated by-laws and is only a summary. You should refer to our restated certificate of incorporation, as amended, and our amended and restated by-laws, which are incorporated by reference in this prospectus, for more information.

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of series preferred stock, par value $1.00 per share. As of January 26, 2011, there were 170,824,550 shares of common stock outstanding, held of record by approximately 4,300 stockholders, and no preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes, subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

Our common stock is traded on the New York Stock Exchange under the symbol “DGX.”

The transfer agent and registrar for our common stock is Computershare Investors Services, 250 Royall Street, Canton, MA 02021, and its telephone number is (800) 622-6757.

Preferred Stock

Our certificate of incorporation permits us to issue, without prior permission from our stockholders, up to 10,000,000 shares of preferred stock. As of January 26, 2011, we had previously authorized 1,000 shares of voting cumulative preferred stock, par value $1.00 per share, none of which are issued and outstanding, and 1,300,000 shares of series A preferred stock par value $1.00 per share, none of which are expected to be issued nor are any outstanding.

Our board of directors may, without further action of the stockholders, issue undesignated preferred stock in one or more classes or series. Any undesignated preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both; have full or limited voting rights; and be convertible into shares of common stock or other securities.

The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by our board of directors pursuant to a certificate of designation. We will describe in the applicable prospectus supplement the specific terms of a particular series of preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable. We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock and will describe its selection in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors of our company or to vote on any other matter of our company.

Delaware Law and our Certificate of Incorporation and Bylaw Provisions may have an Anti-Takeover Effect

Provisions in our certificate of incorporation, bylaws and Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, which provides that a person who owns (or within three years, did own) 15% or more of a company’s voting stock is an “interested stockholder.” Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder unless:

•	the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

•	at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66.67% of the outstanding voting stock.

Section 203 could prohibit or delay mergers or other takeover attempts against us and accordingly, may discourage attempts to acquire us through tender offer, proxy contest or otherwise.

Our certificate of incorporation and bylaws include certain restrictions on who may call a special meeting of stockholders and prohibit certain actions by written consent of the holders of common stock. These provisions could delay, deter or prevent a future takeover or acquisition of us unless such takeover or acquisition is approved by the board of directors. We have a staggered board of directors, so that it would take three successive annual meetings to replace all directors. Our certificate of incorporation also requires the approval of holders of at least 80% of the voting power of the outstanding capital stock of our company entitled to vote generally in the election of directors as a condition for mergers and certain other business combinations with any beneficial owner of more than 10% of such voting power or an interested stockholder, unless (1) the transaction is approved by at least a majority of directors which are not affiliated or associated with the interested stockholder with whom we are seeking a business combination or (2) certain minimum price, form of consideration and procedural requirements are met.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including, without limitation, directors serving on committees of our board of directors. Directors remain liable for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law;

•	any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances; and

•	any transaction from which the directors derive an improper personal benefit.

This provision, however, has no effect on the availability of equitable remedies such as an injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws.

Our certificate of incorporation and bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by such law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

SELLING STOCKHOLDER

The selling stockholder may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholder may offer its shares for sale under this prospectus, if any.

We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholder, other than underwriting fees, discounts and commissions, which will be borne by the selling stockholder.

The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholder, sets forth the information regarding the beneficial ownership of outstanding shares of our common stock by the selling stockholder as of January 31, 2011 and the shares that it may sell or otherwise dispose of from time to time under this prospectus. Information concerning the selling stockholder may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2011 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The percentages of beneficial ownership are based on 170,824,550 shares of common stock outstanding on January 26, 2011.

Name of Selling Stockholder	Beneficial Ownership Prior to Offering		Maximum Number of Shares Offered in This Offering(1)	Beneficial Ownership After Offering
	Number of Shares of Common Stock	Percentage		Number of Shares of Common Stock(2)	Percentage(2)
SB Holdings Capital Inc.(3)	30,755,151	18.0%	30,755,151	—	—

(1)	Represents the total number of shares of our common stock that the selling stockholder may offer under this prospectus.

(2)

The selling stockholder may sell the shares covered by this prospectus from time to time and may also decide not to sell all, or any, of the shares covered by this prospectus. Because the selling stockholder may offer all, some or none of the shares covered by this prospectus, we cannot estimate the number of shares of our common stock that the selling stockholder will actually own after any sale of shares pursuant to this prospectus. For purposes of this table, however, we have assumed that the selling stockholder will have sold all of its shares covered by this prospectus and that no additional shares of our common stock are acquired by the selling stockholder. Each time that the selling stockholder sells shares, we will provide a prospectus supplement that will contain specific information regarding the number of shares of our common stock owned after such a sale.

(3)

The business address of SB Holdings Capital Inc. is 1105 North Market Street, Suite 622, Wilmington, Delaware 19801. SB Holdings Capital Inc. is a wholly-owned subsidiary of GlaxoSmithKline plc. The ownership information is based on the information contained on a Schedule 13D amendment filed by GlaxoSmithKline plc with the SEC on March 20, 2009. The Schedule 13D also discloses that GlaxoSmithKline plc has shared voting and dispositive power with respect to all of the shares owned by it.

PLAN OF DISTRIBUTION

The selling stockholder may sell its shares of our common stock to or through agents or underwriters or directly to one or more purchasers.

The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including, but not limited to, the following:

•	through one or more underwriters on a firm commitment or best efforts basis;

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•

through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to our common stock;

•	in privately negotiated transactions; and

•	in any combination of these methods of sale.

The applicable prospectus supplement will set forth:

•	the specific terms of the offering of our common stock, including the name or names of any underwriters, dealers or agents participating in the offering;

•	the purchase price of the common stock and the proceeds to the selling stockholder from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial offering price to the public and any discounts or concessions allowed or reallowed or paid to dealers; and

•	the name of any securities exchange on which the common stock may be listed.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement or pricing supplement. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholder may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Offers to purchase our securities may be solicited by agents designated by the selling stockholder from time to time. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the common stock for whom they sell as principals. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers participating in the distribution of our common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of our common stock may be deemed to be underwriting discounts and commissions.

If the selling stockholder uses underwriters for an offering of the common stock, the underwriters may acquire the common stock for their own accounts. The underwriters may resell the common stock from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined by the underwriters at the time of sale, or at negotiated prices. The selling stockholder also may, from time to time, authorize underwriters acting as its agents to offer and sell the common stock upon the terms and conditions as will be set forth in the applicable prospectus supplement. In connection with the sale of the common stock, underwriters may be deemed to have received compensation from the selling stockholder in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the common stock. Underwriters may sell the common stock to or through dealers, who may receive compensation in the form of discounts, concessions from the underwriters and/or commissions from the purchasers of the common stock.

We and the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make.

Any underwriting compensation the selling stockholder may pay to underwriters or agents in connection with any offering of the common stock and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement.

The selling stockholder may grant to the underwriters options to purchase additional common stock to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement.

Underwriters and others participating in any offering of the common stock may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. We will describe any such activities in the prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or the selling stockholder or any of our or its affiliates in the ordinary course of their business.

We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholder, other than underwriting fees, discounts and commissions, which will be borne by the selling stockholder.

LEGAL MATTERS

The validity of any shares of common stock issued hereunder will be passed upon for our company by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Quest Diagnostics (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

15,377,600 Shares

Quest Diagnostics Incorporated

Common Stock

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

J.P. Morgan

 , 2011